EMPLOYMENT CONTRACT

This Employment Contract (this “Contract”)  is made effective as of April 29, 2014, by and between Green Zebra Media Corp. of 24522 Trubuco Rd., Lake Forest CA 92660, Lake Forest , California, 92630 and William Coleman Smith Jr. of 24842 Camino Villa, Lake Forest, California, 92630.

A.
Green Zebra Media Corp. is engaged in the business of Wireless Technology Company. William Coleman Smith Jr. will primarily perform the job duties at the following location: 23293 South Point, Laguna Hills, California.

B.	Green Zebra Media Corp. desires to have the services of William Coleman Smith Jr..

C.	William Coleman Smith Jr. is an at will employee of Green Zebra Media Corp.. Either party is able to terminate the employment agreement at any time.

Therefore, the parties agree as follows:

1.
EMPLOYMENT. Green Zebra Media Corp. shall employ William Coleman Smith Jr. as a(n) CEO. William Coleman Smith Jr. shall provide to Green Zebra Media Corp. duties as needed. William Coleman Smith Jr. accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of Green Zebra Media Corp. and Green Zebra Media Corp.'s supervisory personnel.

2.
BEST EFFORTS OF EMPLOYEE. William Coleman Smith Jr. agrees to perform faithfully, industriously, and to the best of William Coleman Smith Jr.'s ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Contract, to the reasonable satisfaction of Green Zebra Media Corp.. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Green Zebra Media Corp. may require from time to time.

3.
OWNERSHIP OF SOCIAL MEDIA CONTACTS. Any social media contacts, including "followers" or "friends," that are acquired through accounts (including, but not limited to email addresses, blogs, Twitter, Facebook, YouTube, or other social media networks) used or created on behalf of Green Zebra Media Corp. are the property of Green Zebra Media Corp..

4.
COMPENSATION OF EMPLOYEE. As compensation for the services provided by William Coleman Smith Jr. under this Contract, Green Zebra Media Corp. wi1l pay William Coleman Smith Jr. an annual salary of $120,000.00 payable in accordance with Green Zebra Media Corp.'s usual payroll procedures and subject to applicable federal, state, and local withholding. Upon termination of this Contract, payments under this paragraph shall cease; provided, however, that William Coleman Smith Jr. shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which William Coleman Smith Jr. has not yet been paid,and for any commission earned in accordance with Green Zebra Media Corp.'s customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and Green Zebra Media Corp.'s customary procedures.This section of the Contract is included only for accounting and payroll purposes and shouldnot be construed as establishing a minimum or definite term of employment.
Death of the Employee. If William Coleman Smith Jr. dies dw-ing the term of this Contract, William ColemanSmith Jr. shall be entitled to payments or prutial commission payments for the period ending with the date of William Coleman Smith Jr.'s death.

5.
EXPENSE REIMBURSEMENT. Green Zebra Media Corp. will reimburse William Coleman Smith Jr. for "out-of-pocket" expenses incurred by William Coleman Smith Jr. in accordance with Green Zebra Media Corp.'s policies in effect from time to time.

6.
RECOMMENDATIONS FOR IMPROVING OPERATIONS. William Coleman Smith Jr. shall provide Green Zebra Media Corp. with all information, suggestions, and recommendations regarding GreenZebra Media Corp.'s business, of which WilliamColeman Smith Jr. has knowledge, that will be of benefit to Green Zebra Media Corp..

7.	BENEFITS . William Coleman Smith Jr. shall be entitled to employment benefits, as provided by Green Zebra Media Corp.'s policies in effect duringthe term of employment. These benefits include:
-	Vacation
-	Personal Leave

-	Holidays
-	Health Insurance
-	Disability Insurance
-	Life Insurance
-	Auto allowance

8.
TERM and TERMINATION. William Coleman Smith Jr.'s employment under this Contract shall be for an unspecified term on an "at will" basis. This Contract may be terminated by Green Zebra Media Corp. upon 90 days written notice, and by William Coleman Smith Jr. upon 90 Days written notice. If Green Zebra Media Corp. shall so terminate this Contract, William Coleman Smith Jr. shall be entitled to compensation for 3 years beyond the termination date of such termination, unless William Coleman Smith Jr. is in violation of this Contract. If William Coleman Smith Jr. is in violation of this Contract, Green Zebra Media Corp. may terrnfoate employment without notice and with compensation to William Coleman Smith Jr. only to the date of such te1mination. The compensation paid under this Contract shall be William Coleman Smith Jr.'s exclusive remedy.

9.	COMPLIANCE WITH EMPLOYER'S RULES. William Coleman Smith Jr. agrees to comply with all of the rules and regulations of Green Zebra Media Corp..

10.
RETURN OF PROPERTY. Upon termination of this Contract, William ColemanSmith Jr. shall deliver to Green Zebra Media Corp. all property which is Green Zebra Media Corp.'s property or related to Green Zebra Media Corp.'s business (including keys, records, notes, data, memoranda, models, and equipment) that is in William Coleman Smith Jr.'s possession or under William Coleman Smith Jr.'s control. Such obligationshall be governed by any separate confidentiality or proprietary rights agreement signed by William Coleman Smith Jr..

11.
NOTICES. All notices required or permitted under this Contract shall be in writing and shall bedeemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Green Zebra Media Corp.
William Coleman Smith
Director
24522 Trubuco Rd. , Lake Forest CA 92660 Lake Forest Ca, California 92630

Employee:

William Coleman Smith Jr.
24842 Camino Villa
Lake ForestCa, California 92630

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

12.
ENTIRE AGREEMENT. This Contract contains the entire agreement of the partiesand there are no other promises or conditions in any other agreement whether oral or written. This Contractsupersedes any prior written or oral agreements between the parties.

13.	AMENDMENT. This Contract may be modified or amended, if the amendment is made in writing and is signed by both parties.

14.
SEVERABILITY. If any provisions of this Contractshall be held to be invalid or unenforceable for any reason, the remaniing provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become validor enforceable, then such provision shall bedeemed to be written, construed,andenforced as so limited.

15.
WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strictcompliance with every provision of this Contract.

16.	APPLICABLE LAW. This Contract shall be governed by the laws of the State of California.

17.
SIGNATORIES. This Contract shall be signed by William ColemanSmith, Jr., CEO on behalf of Green Zebra Media Corp. and by William Coleman Smith Jr. in an individual capactiy. This Contract is effective as of the date first above written.

GREEN ZEBRA MEDIA CORP.	WILLIAM COLEMAN SMITH JR.

/s/William Coleman Smith	/s/William Coleman Smith Jr.
William Coleman Smith	William Coleman Smith
President/CEO

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